Exhibit 21.1



              Subsidiaries of Pacific WebWorks, Inc.

                         Intellipay, Inc.
                      Delaware corporation

                    TradeWorks Marketing, Inc.
                       Delaware corporation

                         FundWorks, Inc.
                       Delaware corporation

                  World Commerce Network, L.L.C.
                 Nevada limited liability company